Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel and Tsinghua Unigroup Collaborate to Accelerate Development and Adoption of Intel-based Mobile Devices

Intel to Invest Up to RMB 9 Billion (US$1.5 Billion) in Semiconductor Business under Tsinghua Unigroup

SANTA CLARA, Calif., Sept. 25, 2014 – Intel Corporation and Tsinghua Unigroup Ltd. (“Tsinghua Unigroup”), an operating subsidiary of Tsinghua Holdings Co., Ltd., a solely state-owned limited liability corporation funded by Tsinghua University in China, today jointly announced that both parties have signed a series of agreements. The purpose of the agreements is to expand the product offerings and adoption for Intel-based mobile devices in China and worldwide by jointly developing Intel® Architecture and communications-based solutions for mobile phones. Intel also has agreed to invest up to RMB 9 billion (about US$1.5 billion) for a minority stake of approximately 20 percent of the holding company under Tsinghua Unigroup which will own Spreadtrum Communications and RDA Microelectronics, subject to regulatory approvals and other closing conditions.

Both Spreadtrum and RDA, controlled by Tsinghua Unigroup, are leading fabless semiconductor companies in China, which develop mobile chipset platforms for smart phones, feature phones and other consumer electronics products, supporting 2G, 3G and 4G wireless communications standards.

“China is now the largest consumption market for smartphones and has the largest number of Internet users in the world,” said Brian Krzanich, Intel CEO. “These agreements with Tsinghua Unigroup underscore Intel’s 29-year-long history of investing in and working in China. This partnership will also enhance our ability to support a wider range of mobile customers in China and the rest of the world by more quickly delivering a broader portfolio of Intel architecture and communications technology solutions.”

Mr. Zhao Weiguo, Chairman and President of Tsinghua Unigroup, added, “It has become a national priority of China to grow its semiconductor industry. The strategic collaboration between Tsinghua Unigroup and Intel ranges from design and development to marketing and equity investments, which demonstrate Intel’s confidence in the Chinese market and strong commitment to Chinese semiconductor industry, which will accelerate the technology development and further strengthen the competitiveness and market position of Chinese semiconductor companies.”

Under the terms of the agreement, Spreadtrum Communications, Inc. will jointly create and sell a family of Intel Architecture-based system-on-chips (SoCs). Initial products will be available beginning in the second half of next year and will be Intel Architecture-based SoCs sold by both companies.

“The adoption of Intel’s architecture technology will enable us to accelerate the development of mobile SoCs that expand the breadth of our portfolio, benefiting handset makers addressing both China and the global market,” said Dr. Leo Li, Chairman and CEO of Spreadtrum. “We are pleased to embark on collaboration with Intel around these new product offerings.”

The companies expect Intel’s investment to close in early 2015.

Risk Factors

This news release contains forward-looking statements regarding the proposed transactions between Intel and Tsinghua Unigroup, including but not limited to statements regarding the development of future Intel products, the availability of these products, and the timing of the closing of Intel’s equity investment in Tsinghua Unigroup. Actual events or results may differ materially from those contained in these forward-looking statements. Among the important factors that could cause future events or results to vary from those addressed in the forward-looking statements are risks and uncertainties arising from, among other things, the possibility that one or more closings of the transactions may be delayed or may not occur; and litigation or regulatory matters involving intellectual property, antitrust and other issues that could affect the closings of the transaction, the future operation of Intel or Tsinghua Unigroup and/or Intel’s or other entities’ dealings with Tsinghua Unigroup.

In addition, please refer to the documents that Intel files with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Intel identify and address other important factors that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this press release. Intel is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

About Intel

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. As a leader in corporate responsibility and sustainability, Intel also manufactures the world’s first commercially available “conflict-free” microprocessors. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com, and about Intel’s conflict-free efforts at conflictfree.intel.com.

About Tsinghua Unigroup

Tsinghua Unigroup Ltd. is a subsidiary of Tsinghua Holdings Co., Ltd., a state-owned company affiliated to Tsinghua University. Tsinghua Unigroup focuses on the integrated circuit (IC) segment to develop an industry chain spanning IC design, IC industrial park development, School of Communications and Microelectronics, as well as the IC industry fund operation. For additional information, please see the Company’s website at http://www.unigroup.com.cn.

About Spreadtrum Communications

Spreadtrum Communications, Inc. is a fabless semiconductor company that develops mobile chipset platforms for smart phones, feature phones and other consumer electronics products, supporting 2G, 3G and 4G wireless communications standards. Spreadtrum Communications, Inc.’s solutions combine its highly integrated, power-efficient chipsets with customizable software and reference designs in a complete turnkey platform, enabling customers to achieve faster design cycles with a lower development cost. Spreadtrum’s customers include global and China-based manufacturers developing mobile products for consumers in China and emerging markets around the world. For more information, please visit www.spreadtrum.com.

About RDA Microelectronics

RDA is a fabless semiconductor company that designs, develops and markets wireless system-on-chip and radio-frequency semiconductors for cellular, connectivity and broadcast applications. The Company’s product portfolio currently includes baseband, radio-frequency front-end modules, power amplifiers, transceivers, Bluetooth system-on-chip, Wi-Fi, Bluetooth and FM combo chips, FM radio receivers, set-top box tuners, analog mobile television receivers, CMMB mobile television receivers, walkie-talkie transceivers and LNB satellite down converters. For more information, please visit www.rdamicro.com.

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CONTACTS:	Chuck Mulloy	Gary Willihnganz
	Intel Media Relations	Intel Investor Relations
	1-408-765-3484	1-503-696-4214
	cmulloy@intel.com	gary.willihnganz@intel.com

Investor Relations
Tsinghua Unigroup Ltd.
ir@unigroup.com.cn